CACHE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,	April 2,
ASSETS	2012	2011	2011

Current assets:
Cash and equivalents	$10,710,000	$22,509,000	$1,896,000
Marketable securities	7,014,000	4,008,000	16,850,000
Certificate of deposits - restricted	3,000,000	3,000,000	2,500,000
Receivables, net	3,346,000	3,403,000	3,345,000
Income tax receivable	131,000	162,000	50,000
Inventories, net	27,326,000	22,075,000	22,961,000
Prepaid expenses and other current assets	2,347,000	1,572,000	5,328,000
Total current assets	53,874,000	56,729,000	52,930,000

Equipment and leasehold improvements, net	19,367,000	18,937,000	23,260,000
Intangible assets, net	102,000	102,000	102,000
Other assets	9,726,000	8,877,000	9,833,000

Total assets	$83,069,000	$84,645,000	$86,125,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$10,502,000	$9,565,000	$12,269,000
Note payable	-	-	1,282,000
Accrued compensation	1,372,000	2,579,000	1,328,000
Accrued liabilities	10,188,000	10,217,000	10,020,000
Total current liabilities	22,062,000	22,361,000	24,899,000

Note payable	-	-	160,000
Other liabilities	11,267,000	11,487,000	13,361,000

Commitments and contingencies

STOCKHOLDERS' EQUITY

Common stock	166,000	165,000	165,000
Additional paid-in capital	48,569,000	48,419,000	48,180,000
Retained earnings	40,800,000	42,008,000	39,155,000
Treasury stock, at cost	(39,795,000)	(39,795,000)	(39,795,000)
Total stockholders' equity	49,740,000	50,797,000	47,705,000

Total liabilities and stockholders' equity	$83,069,000	$84,645,000	$86,125,000

CACHE, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF OPERATIONS

	13 Weeks Ended	13 Weeks Ended
	March 31,	April 2,
	2012	2011

Net sales	$55,995,000	$52,099,000

Cost of sales, including buying and occupancy	33,798,000	30,178,000

Gross profit	22,197,000	21,921,000

Expenses
Store operating expenses	19,342,000	18,137,000
General and administrative expenses	4,878,000	5,044,000
Total expenses	24,220,000	23,181,000

Operating loss	(2,023,000)	(1,260,000)

Other income (expense):
Interest expense	-	(18,000)
Interest income	18,000	21,000

Loss before income taxes	(2,005,000)	(1,257,000)

Income tax benefit	(797,000)	(485,000)

Net loss	$(1,208,000)	$(772,000)

Basic loss per share	$(0.09)	$(0.06)

Diluted loss per share	$(0.09)	$(0.06)

Basic weighted average shares outstanding	12,873,000	12,817,000

Diluted weighted average shares outstanding	12,873,000	12,817,000